Exhibit 99.1

Atlantic Coast Federal Corporation Reports Fourth Quarter and 2009 Results

WAYCROSS, Ga.--(BUSINESS WIRE)--March 1, 2010--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported financial results for the fourth quarter of 2009 that included an ongoing improvement in non-performing asset levels on a linked-quarter basis and a higher net interest margin versus the same quarter in 2008.

The Company recorded a net loss for the fourth quarter totaling $3.2 million or $0.24 per diluted share, which narrowed from a net loss of $12.2 million or $0.93 per diluted share for the third quarter of 2009, even excluding special items in that quarter, as well as from the net loss in the year-earlier quarter, largely because of stabilizing credit quality in the loan portfolio. The Company's net loss for the fourth quarter of 2009 compared with a net loss of $3.3 million or $0.25 per diluted share for the year-earlier period, with the improvement reflecting primarily:

  A reversal of prior expenses under the Company's Supplemental Executive Retirement Plans (SERPs) in the fourth quarter of 2009 following the recent termination of certain accrued liabilities for vested benefits; and
  Higher net interest income, as net interest margin began to expand again after six consecutive quarters of compression.

Both of these developments more than offset the combined impact of higher other-than-temporary impairment (OTTI) charges on available-for-sale securities and an increased provision for loan losses.

As noted above, highlights of the fourth quarter of 2009 also included a continued decline in the level of non-performing loans and assets, which both crested in the second quarter of 2009 following a steady rise for the past two years.

"We are pleased to report that meaningful progress was made in the fourth quarter to reduce non-performing assets, and we have seen continued improvements in other key areas of our business that began during the third quarter," said Robert J. Larison, Jr., President and Chief Executive. "As the recession increasingly weighed on the economy in late 2008 and into 2009, we, like most banks, experienced significant deterioration in the credit quality of our loan portfolio. Now, throughout the second half of 2009, we have witnessed improvements in the level of non-performing loans and assets, and net charge-offs also have begun to decline – improvements that reflect hard work in the area of collections and negotiating loan restructurings and work-outs. Both emerging trends reaffirm our belief that the worst problems in our commercial loan portfolio are largely behind us and that our residential portfolio is showing ongoing signs of stability. We recognize this progress is modest and its continuation will most likely be gradual in the near term, being greatly dependent on further strengthening in the economy and increased stability in real estate values. Still, we remain cautiously optimistic about the positive trends seen over the past few months. With solid and more efficient internal operations that have been streamlined over the past two years, we remain well positioned to take advantage of growth opportunities in our area as conditions improve."

For 2009, the Company reported a net loss of $23.0 million or $1.76 per diluted share versus a net loss of $2.8 million or $0.22 per diluted share for 2008. The year-over-year increase in the size of the net loss reflected:

  Higher provisions for loan losses due to the impact of the recession on borrowers and collateral values;
  A reduction in non-interest income due to OTTI charges on available-for-sale securities, a loss on the sale of non-performing loans, and the receipt last year of certain life insurance proceeds, which were partially offset by a gain on a cash deposit settlement;
  Lower non-interest expense due to general cost reduction measures during the year and non-recurring expenses associated with the death of an executive officer in 2008, which more than offset the impact of a non-cash goodwill write-off in the third quarter of 2009; and
  A non-cash charge to establish a valuation allowance for the Company's deferred tax asset.

Larison noted that the Company has taken several steps to preserve and build its capital position in 2009, including shrinking its balance sheet, implementing significant cost reductions, eliminating cash dividends, and terminating significant SERP liabilities. Through these efforts, the Company's liquidity levels remained at or above both regulatory and internal policy guidelines at the end of the fourth quarter. Moreover, the Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 6.65%, 10.97%, and 12.23% respectively, at December 31, 2009, and continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution. In addition, stockholders' equity represented 6.89% of total assets, and tangible stockholders' equity represented 6.88% of total assets at that date.

The tabular presentations below are provided to highlight key components of the Company's performance:

Asset Quality
	Fourth Quarter 2009	Third Quarter 2009	Fourth Quarter 2008	Year Ended 2009	Year Ended 2008
	($ in millions)
Non-performing assets	$40.2	$44.0	$28.9	$40.2	$28.9
Non-performing assets to total assets	4.41%	4.65%	2.90%	4.41%	2.90%
Non-performing loans	$35.2	$40.9	$25.5	$35.2	$25.5
Non-performing loans to total loans	5.64%	6.17%	3.43%	5.64%	3.43%
Net charge-offs	$2.4	$3.7	$2.7	$21.7	$9.8
Net charge-offs to average outstanding loans	1.43%	2.19%	1.44%	3.11%	1.35%

  The sequential decline in non-performing assets (which consists of non-performing loans, other real estate owned (OREO) and repossessed assets) in the fourth quarter of 2009 versus the third quarter of 2009 reflected an ongoing slowdown in the pace of loans migrating to non-performing status, as well as the work-out or disposition of non-performing loans.
  The year-over-year increase in non-performing loans and net charge-offs in 2009 reflected the impact of the severe economic downturn that commenced in the last half of 2008.

Provision for Loan Losses
	Fourth Quarter 2009	Third Quarter 2009	Fourth Quarter 2008	Year Ended 2009	Year Ended 2008
	($ in millions)
Provision for loan losses	$6.2	$6.7	$4.7	$24.9	$13.9
Allowance for loan losses	$13.8	$14.8	$10.6	$13.8	$10.6
Allowance for loan losses to total loans	2.22%	2.23%	1.43%	2.22%	1.43%

  The provision for loan losses for the third quarter of 2009 included an addition of $2.0 million to provide a general reserve for loans that are held in the portfolio, but which previously were supported by a cash deposit maintained with the Company by an ongoing originator, which was settled during the third quarter (see offsetting gain under non-interest income).
  The higher provision for loan losses for the fourth quarter of 2009 versus the year-earlier quarter, and the year-over-year increase for 2009, reflected primarily an increase in non-performing loans as the recession continued to drive higher unemployment and affect the real estate market through declining home values.
  The sequential decline in the allowance for loan losses between the third and fourth quarters of 2009 primarily reflected the write-down and write-off of an individual commercial real estate loan.
Net Interest Income
	Fourth Quarter 2009	Third Quarter 2009	Fourth Quarter 2008	Year Ended 2009	Year Ended 2008
	($ in millions)
Net interest income	$5.4	$5.6	$5.4	$21.8	$23.3
Net interest margin	2.44%	2.46%	2.28%	2.37%	2.53%

  Net interest income in the fourth quarter of 2009 compared with the fourth quarter of 2008 reflected primarily a recent improvement in net interest margin as the Company continued to successfully replace certain higher-rate certificate of deposit balances with lower-cost core deposit accounts, offset by a decrease in interest earning assets.
  The year-over-year decline in net interest income for 2009 reflected primarily a lower net interest margin for the year, the Company's efforts to shrink its balance sheet to reduce risk and better manage its capital, and the suspension of regular quarterly dividends by the Federal Home Loan Bank of Atlanta in the later part of 2008.

Non-Interest Income (Loss)
	Fourth Quarter 2009	Third Quarter 2009	Fourth Quarter 2008	Year Ended 2009	Year Ended 2008
	($ in millions)
Non-interest income (loss)	($0.5)	$1.9	$0.9	$2.7	$10.1

Significant components:
OTTI charges on available-for-sale securities	($2.9)	($0.3)	--	($4.5)	--
Loss on sale of loans	--	($1.3)	--	($1.3)	--
Gain on cash deposit settlement	--	$2.0	--	$2.0	--
Gain on sale of branch	$0.7	--	--	$0.7	$0.6
Extinguishment of FHLB of Atlanta debt	--	--	--	--	$0.3
Life insurance proceeds	--	--	--	--	$2.6

  Non-interest income (loss) for the fourth quarter of 2009 declined from the third quarter of 2009, reflecting primarily an increase in OTTI charges in the fourth quarter and because of a gain on the cash settlement deposit for loans held in portfolio included in the third quarter (see offsetting provision for loan losses).
  Non-interest income (loss) for 2009 declined from the amount for 2008 due primarily to OTTI charges and a loss on the sale of loans in 2009, offset partially by a gain on the cash settlement, as well as the receipt in 2008 of life insurance proceeds on a deceased executive officer.
Non-Interest Expense
	Fourth Quarter 2009	Third Quarter 2009	Fourth Quarter 2008	Year Ended 2009	Year Ended 2008
	($ in millions)
Non-interest expense	$2.3	$8.6	$6.6	$22.8	$25.5

Significant components:
Release of SERP liabilities	($3.1)	--	--	($2.7)	--
Write-off of goodwill	--	$2.8	--	$2.8	--
Collection related expenses	$0.4	$0.4	$0.2	$1.2	$0.5
Expenses related to death of an executive officer	--	--	--	--	$1.4

  Non-interest expense for the fourth quarter of 2009 declined from the third quarter of 2009 due primarily to a reversal of prior costs under the Company's Supplemental Executive Retirement Plans in the fourth quarter, concurrent with the termination of certain accrued liabilities for vested benefits, and the write-off of goodwill in the third quarter.

Income Tax Expense (Benefit)
	Fourth Quarter 2009	Third Quarter 2009	Fourth Quarter 2008	Year Ended 2009	Year Ended 2008
	($ in millions)
Income tax expense (benefit)	($0.5)	$4.5	($1.7)	($0.2)	($3.2)

Significant components:
Valuation allowance for deferred tax assets	($0.9)	($7.1)	--	($8.0)	--

  The Company established a valuation allowance for deferred tax assets totaling $7.1 million in the third quarter of 2009, which resulted in an income tax expense for that quarter despite the incurrence of a net loss for the period.
  The income tax benefit for the fourth quarter and year ended December 31, 2009, is lower than year-earlier periods because the Company no longer records the future benefits of current operating losses.
Balance Sheet
	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
	($ in millions)
Total assets	$911.9	$945.3	$996.1
Loan receivable, net	$614.4	$647.3	$741.9
Deposits	$555.4	$600.2	$624.6
Stockholders' equity	$62.8	$65.8	$84.0

  Throughout 2009, the Company has worked strategically to shrink its balance sheet by liquidating underperforming securities and reducing its loan portfolio through loan sales and write-downs, all while placing greater emphasis on the growth of core deposits.
  The year-over-year decline in stockholders' equity reflected the net loss for the year.

About the Company

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 12 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Interest income	$11,548	$13,616	$48,718	$55,259
Interest expense	6,149	8,225	26,935	32,009
Net interest income	5,399	5,391	21,783	23,250
Provision for loan losses	6,216	4,709	24,873	13,948
Net interest income (loss) after provision for loan losses	(817)	682	(3,090)	9,302
Non-interest income (loss)	(544)	915	2,677	10,134
Non-interest expense	2,296	6,561	22,812	25,514
Loss before income taxes	(3,657)	(4,964)	(23,225)	(6,078)
Income tax benefit	(468)	(1,714)	(186)	(3,233)
Net loss	$(3,189)	$(3,250)	$(23,039)	$(2,845)
Net loss per share:
Basic	$(0.24)	$(0.25)	$(1.76)	$(0.22)
Diluted	$(0.24)	$(0.25)	$(1.76)	$(0.22)
Weighted average shares outstanding:
Basic	13,118	13,072	13,105	13,135
Diluted	13,118	13,072	13,105	13,135

		Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
Total assets		$911,857	$945,280	$996,089
Cash and cash equivalents		37,144	50,051	34,058
Securities available for sale		177,938	172,386	147,474
Loans receivable, net		614,371	647,303	741,879
Total deposits		555,444	600,157	624,606
Federal Home Loan Bank Advances		182,694	177,670	184,850
Securities sold under agreements to purchase		92,800	92,800	92,800
Stockholders' equity		62,837	65,795	83,960

Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2009 and 2008, may be found at the following link: http://www.irinfo.com/acfc/ACFC4Q09cfg.pdf. Investors should refer to the Company's Form 10-K for the year ended December 31, 2009, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376